EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Ethan Allen Interiors Inc.
Investor Contact/Media Contact: Peg Lupton
(203) 743-8234

ETHAN ALLEN ANNOUNCES FIRST QUARTER SALES AND EARNINGS

DANBURY, Conn., October 23, 2006 — Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE:ETH) today reported sales and earnings for the three months ended September 30, 2006.

Net delivered sales for the quarter ended September 30, 2006 amounted to $242.8 million as compared to $251.3 million in the prior year quarter. Net delivered sales for the Company’s Retail division increased 4.8% to $166.0 million, while Wholesale sales decreased 12.8% to $155.6 million during that same period. Comparable Ethan Allen design center delivered sales decreased 1.7% as compared to the prior year quarter.

The Company previously announced, on September 6, 2006, a plan to consolidate one of its case goods manufacturing facilities and convert one of its upholstery manufacturing facilities into a regional distribution center. As a result, the Company recorded a pre-tax restructuring and impairment charge of $13.9 million ($8.7 million, after-tax), or $0.27 per share, in the quarter ended September 30, 2006. In the prior year comparable period, the Company recorded a pre-tax restructuring and impairment charge totaling $4.2 million ($2.6 million, after-tax), or $0.08 per share, related to the conversion of another of its manufacturing facilities into a regional distribution center.

Including the aforementioned after-tax restructuring and impairment charges, earnings per share amounted to $0.26 on net income of $8.5 million for the quarter ended September 30, 2006 as compared to earnings per share and net income of $0.49 and $17.1 million, respectively, in the prior year comparable period. Excluding the impact of these restructuring and impairment charges, earnings per share amounted to $0.53 on net income of $17.2 million for the three months ended September 30, 2006, as compared to earnings per share and net income of $0.57 and $19.7 million, respectively, in the prior year comparable period.

During the quarter, the Company utilized $16.7 million of available cash from operations to repurchase 478,300 shares of its common stock in the open market. In July, the Company’s Board of Directors increased the then remaining share repurchase authorization to 2,500,000 shares. As of September 30, 2006, the Company had a remaining authorization to repurchase an additional 2,473,000 shares.

Farooq Kathwari, Chairman and CEO, commented: “We are pleased to report operating earnings, ex-restructuring, of 11.6% of sales despite a weak retail environment for home furnishings and challenging prior year comparisons which, together, resulted in a 3.4% decline in sales. During the quarter, we generated nearly $37 million in operating cash. During that same period, we utilized $17 million for stock repurchases and an additional $22 million for capital expenditures and acquisitions.”

Mr. Kathwari further stated: “We continue to make progress in our efforts to position Ethan Allen as an interior design service company by strengthening the professionalism of our associates, developing stylish products which enable us to provide one-stop design service, opening new design centers in key markets, and shortening the delivery time of our products to our clients. We believe these efforts, along with our marketing initiatives, provide us a great competitive advantage and opportunity to grow our business.”

Commenting on business trends, Mr. Kathwari continued: “As previously stated, we saw positive trends in September. However, as has been reported by many, the retail environment remains difficult. In addition, sales in the prior year quarter benefited from our initiative to reduce delivery times. While this initiative has been very positive for our clients, it has reduced our forward visibility and made comparisons to the prior year more challenging. As a result, we plan to provide a further update in the coming weeks in order to report whether we believe the trends experienced in September are sustainable throughout the second quarter.”

Ethan Allen Interiors Inc. is a leading manufacturer and retailer of quality home furnishings. The Company sells a full range of furniture products and decorative accessories through an exclusive network of 307 design centers in the United States and abroad, of which 141 are Company-owned. Ethan Allen has 9 manufacturing facilities, which include 2 sawmills, located throughout the United States.

The Company will conduct a Conference Call at 11:00 AM (Eastern) on Monday, October 23rd. The live webcast and replay are accessible via the Company’s website at www.ethanallen.com/investors.

EXHIBIT 99.1

This press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2006 and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management’s current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.

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EXHIBIT 99.1

Ethan Allen Interiors Inc.
Selected Financial Information
Unaudited
(In millions)

Selected Consolidated Financial Data:

	Three Months Ended
	9/30/06	9/30/05
Net Sales	$242.8	$251.3
Gross Margin	52.0%	50.4%
Operating Margin	5.9%	11.2%
Operating Margin (ex restructuring & impairment charges)	11.6%	12.9%
Net Income	$8.5	$17.1
Net Income (ex restructuring & impairment charges)	$17.2	$19.7

Operating Cash Flow	$36.9	$45.6
Capital Expenditures	$15.7	$4.8
Treasury Stock Repurchases (settlement date basis)	$17.7	$36.8

EBITDA	$22.0	$33.4
EBITDA as % of Net Sales	9.0%	13.3%
EBITDA (ex restructuring & impairment charges)	$35.9	$37.6
EBITDA as % of Net Sales (ex restructuring & impairment charges)	14.8%	15.0%

Selected Financial Data by Business Segment:

	Three Months Ended
Retail	9/30/06	9/30/05
Net Sales	$166.0	$158.4
Operating Margin	1.7%	1.1%

	Three Months Ended
Wholesale	9/30/06	9/30/05
Net Sales	$155.6	$178.4
Operating Margin	7.3%	16.7%
Operating Margin (ex restructuring & impairment charges)	16.3%	19.1%

EXHIBIT 99.1

Ethan Allen Interiors Inc.
Condensed Consolidated Statements of Operations
Unaudited
(In thousands, except per share amounts)

	Three Months Ended September 30,
	2006	2005
Net sales	$242,823	$251,314
Cost of sales	116,494	124,774

Gross Profit	126,329	126,540

Operating Expenses:
Selling	55,038	53,440
General and administrative	43,125	40,665
Restructuring and impairment charge	13,936	4,241

Total operating expenses	112,099	98,346

Operating Income	14,230	28,194

Interest and other miscellaneous income	2,232	42
Interest and other related financing costs	2,938	428

Income before income tax expense	13,524	27,808
Income tax expense	5,072	10,678

Net Income	$8,452	$17,130

Basic earnings per share:
Net income per share	$0.27	$0.50

Basic weighted average shares outstanding	31,815	33,921
Diluted earnings per share:
Net income per share	$0.26	$0.49

Diluted weighted average shares outstanding	32,631	34,628

EXHIBIT 99.1

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2006	June 30, 2006
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$163,636	$173,801
Accounts receivable, net	20,824	22,179
Inventories	180,011	189,650
Prepaid expenses and other current assets	38,864	38,126

Total current assets	403,335	423,756
Property, plant, and equipment, net	298,917	294,170
Intangible assets, net	88,259	87,899
Other assets	5,971	6,416

Total Assets	$796,482	$812,241

Liabilities and Shareholders' Equity
Current Liabilities:
Current maturities of long-term debt and capital lease obligations	$39	$39
Customer deposits	52,578	53,203
Accounts payable	25,076	28,549
Accrued expenses and other current liabilities	67,981	63,927

Total current liabilities	145,674	145,718
Long-term debt	202,778	202,748
Other long-term liabilities	12,182	12,151
Deferred income taxes	31,908	34,182

Total liabilities	392,542	394,799
Shareholders' equity	403,940	417,442

Total Liabilities and Shareholders' Equity	$796,482	$812,241